Exhibit 99.1

CSX Announces Fourth Quarter EPS of $0.99, Including $0.05 Charge
for Early Debt Repayment

JACKSONVILLE, Fla. – January 21, 2021 – CSX Corp. (NASDAQ: CSX) today announced fourth quarter 2020 net earnings of $760 million, or $0.99 per share. These results include a charge of $48 million, or $0.05 per share after-tax, related to the early retirement of debt.

CSX’s operating ratio set a company fourth quarter record of 57.0 percent, compared with 60.0 percent in the prior year. Despite the lower level of economic activity and operating challenges presented by the COVID-19 pandemic, CSX produced a full year 2020 operating ratio of 58.8 percent, exceeding the Company’s initial guidance of a 59.0 percent operating ratio.

“I am extremely proud of how CSX’s team of railroaders continuously rose to the challenges this year presented,” said James M. Foote, president and chief executive officer. “Throughout this difficult period, they have shown an unwavering commitment to our customers and remained focused on ensuring the delivery of critical goods to millions of Americans.”

Revenue for the fourth quarter decreased 2 percent from the prior year to $2.83 billion, as intermodal growth was more than offset by lower fuel surcharge revenue and coal declines. Expenses decreased 7 percent year over year to $1.61 billion, driven by lower fuel expense and efficiency gains. Operating income increased 5 percent for the quarter to $1.22 billion, compared to $1.15 billion in the same period last year.

CSX executives will conduct a conference call with the investment community this afternoon, January 21, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-866-324-3683. For callers outside the U.S., dial 1-509-844-0959. Participants should dial in 10 minutes prior to the call and enter in 2874369 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

Contact:
Bill Slater, Investor Relations
904-359-1334
Bryan Tucker, Corporate Communications
855-955-6397